Exhibit 11. Statement re computation of per share earnings.

TORCHMARK CORPORATION

COMPUTATION OF EARNINGS PER SHARE

	Three Months Ended June 30,
	2012	2011
Income from continuing operations	$128,988,000	$142,781,000
Income from discontinued operations	0	0

Net Income	$128,988,000	$142,781,000

Basic weighted average shares outstanding	96,896,301	111,010,134
Diluted weighted average shares outstanding	97,826,001	112,831,208

Basic net income per share:
Continuing operations	$1.33	$1.29
Discontinued operations	0.00	0.00

Total basic net income per share	$1.33	$1.29

Diluted net income per share:
Continuing operations	$1.32	$1.27
Discontinued operations	0.00	0.00

Total diluted net income per share	$1.32	$1.27

	Six Months Ended June 30,
	2012	2011
Income from continuing operations	247,665,000	243,521,000
Income from discontinued operations	0	(599,000)

Net Income	$247,665,000	$242,922,000

Basic weighted average shares outstanding	98,482,330	113,897,688
Diluted weighted average shares outstanding	99,682,880	115,722,011

Basic net income per share:
Continuing operations	$2.51	$2.14
Discontinued operations	0.00	(0.01)

Total basic net income per share	$2.51	$2.13

Diluted net income per share:
Continuing operations	$2.48	$2.11
Discontinued operations	0.00	(0.01)

Total diluted net income per share	$2.48	$2.10